Exhibit 5


          Contacts:
          FOR LUND INTERNATIONAL HOLDINGS    FOR HARVEST PARTNERS
          William J. McMahon/Kathy Smith     George Sard/Anton Nicholas/
          612/576-4200                       Brandy Bergman
                                             Sard Verbinnen & Co.
                                             212/687-8080


                      LUND INTERNATIONAL COMPLETES TENDER OFFER
                                 FOR DEFLECTA-SHIELD


          ANOKA, MINNESOTA, DECEMBER 30, 1997 - Lund International Holdings, Inc. (NASDAQ: LUND), a leading manufacturer of appearance accessories for light trucks, today announced that its cash tender offer for all outstanding common stock of Deflecta-Shield Corporation (NASDAQ: TRUX) at $16 per share expired at 12:00 midnight (EST) Monday, December 29, 1997. Lund, through a wholly-owned subsidiary, has accepted for payment all shares tendered.

          Based on information provided by the Depositary for the tender offer, a total of approximately 4,742,411 shares of Common Stock were tendered, which include 34,309 shares delivered pursuant to the guarantee delivery procedures. This represents approximately 98.8% of the outstanding shares of Deflecta-Shield which have been validly tendered and not withdrawn pursuant to Lund's previously announced tender offer.

          In the Second step of the acquisition, Deflecta-Shield will become a wholly-owned subsidiary of Lund. Because at least 90% of Deflecta-Shield's outstanding shares were tendered, the merger may be effected without a meeting of Deflecta-Shield will be converted into and represent the right to receive $16 in cash, without interest.

          Based in Anoka, Minnesota, Lund International Holdings is a leading designer, manufacturer and marketer of a broad line of fiberglass and plastic appearance accessories for new and used light trucks, including pick-up trucks, sport utility vehicles, minivans and other vans.

          With annual sales of $72 million, Deflecta-Shield Corporation manufactures plastic, fiberglass and aluminum appearance accessories for light trucks and heavy trucks. Based in Indianola, Iowa, the company also supplies suspension systems and shock absorbers for light trucks.